Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE HOME DEPOT, INC.
     It is hereby certified that:
     1.     The name of the corporation (hereinafter called the “Corporation”) is The Home Depot, Inc.
     2.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph 5 of Article SIXTH in its entirety and inserting in lieu thereof the following:
          “5. No action shall be taken by stockholders of the Corporation except at an annual or special meeting of the stockholders of the Corporation.”
     3.     The amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein certified has been duly approved and adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jack A. VanWoerkom, its Executive Vice President, General Counsel & Corporate Secretary, this 2nd day of June, 2009.

/s/ Jack A. VanWoerkom
By:	Jack A. VanWoerkom
Executive Vice President, General Counsel & Corporate Secretary